UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number:  0-31229

                            GSI Technologies USA INC.
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             (Exact Name of Registrant as specified in its Charter)

            400 St-Jacques St. West, Suite 500 Montreal, QC H2Y 1S1
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              (Address of Principal Executive Offices) (Zip Code)

                         Class B Common 0.001 Par Value
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]    Rule 12h-3(b)(1)(i)     [X]
          Rule 12g-4(a)(1)(ii)    [X]    Rule 12h-3(b)(1)(ii)    [X]
          Rule 12g-4(a)(2)(i)     [ ]    Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(ii)    [ ]    Rule 12h-3(b)(2)(ii)    [ ]
                                         Rule 15d-6              [ ]


Approximate number of holders of record as of the certification or notice date:
277

     Pursuant to the requirements of the Securities Exchange Act of 1934, Evolve Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 11, 2004                    By:  /s/  Marie El-Ahmar Eid
                                              -------------------------------
                                              Marie El-Ahmar Eid
                                              Corporate Secretary


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